Exhibit 4.B.1

NOTARY PUBLIC OFFICE

[signature]

MUSALEM

[2 stamps:]	JOSE MUSALEM SAFFIE E. NOTARY PUBLIC 48TH NOTARY PUBLIC OFFICE OF SANTIAGO [initials]

MG. REGISTRY No. 4.838/2004	26-94/05/R

STOCKHOLDERS’ AGREEMENT

CORP. GROUP BANKING S.A.

TO

MANUFACTURAS INTERAMERICANA S.A. ET AL.

IN SANTIAGO, CHILE, on the eleventh of May of two thousand four, before me, JOSÉ MUSALEM SAFFIE, Notary Public of the Forty-Eighth Notary Public Office of Santiago, domiciled in this city, Calle Huérfanos number seven hundred and seventy, third floor, do appear: CORP GROUP BANKING S.A., represented by Ms. MARITZA SAIEH BENDECK, a Chilean national, married, civil engineer, national identification card number six million eight hundred thirty-four thousand twenty-three dash three, both domiciled in this city, Avenida Vitacura number four thousand three hundred eighty, fifteenth floor, Vitacura; (hereinafter “Banking”); Mr. NICOLAS ABUMOHOR TOUMA, a Chilean national, widower, businessman, national identification card number one million two hundred sixteen thousand seven hundred forty-three dash one, on his own behalf and

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in representation of MANUFACTURAS INTERAMERICAN S.A., (hereinafter “MAISA”), both domiciled for the purpose of this agreement in this city, Calle Las Hualtatas number four thousand three hundred sixty-nine, community of Vitacura; Mr. ROBERTO ABUMOHOR SALMAN, a Chilean national, married, businessman, national identification card number four million eight hundred seventeen thousand one hundred fifty-five dash nine; and Mr. RICARDO ABUMOHOR SALMAN, a Chilean national, married, businessman, national identification card number four million three hundred sixty-three thousand four hundred seventy-seven dash one, both domiciled in this city, Calle San Nicolás number seven hundred, community of San Miguel, in transit through this city, hereinafter and jointly with Banking and MAISA, “the Parties” or “the Party” when referred to in the singular; the persons appearing herein of age of majority, who prove their identities with the aforementioned identification cards, and they state: FIRST: BACKGROUND. One. Corp. Group Banking S.A. is the owner of one hundred eleven billion twenty-nine million nineteen thousand seven hundred forty shares issued by the joint-stock banking company Corpbanca, equivalent to approximately forty-eight point nine percent of Corpbanca’s issued, paid-in stock. Two. MAISA holds five billion four hundred thirteen million three hundred forty-two thousand two hundred sixty-six shares in Corpbanca, without prejudice to its future acquisition of stock in the same entity. Three. Messrs. Nicolás Abumohor Touma, Roberto Abumohor Salman and Ricardo Abumohor Salman, already identified, are the controlling stockholders of MAISA, hereinafter the “Controlling Stockholders”.

NOTARY PUBLIC OFFICE

[signature]

MUSALEM

[2 stamps:]	JOSE MUSALEM SAFFIE E. NOTARY PUBLIC 48TH NOTARY PUBLIC OFFICE OF SANTIAGO [initials]

Such controlling stockholders will follow the provisions of Article ninety-seven of Securities Exchange law eighteen thousand forty-five. Four. MAISA and its Controlling Stockholders desire, with respect to the stock cited in number two, above, as well as with respect to any Corpbanca stock that they may acquire or possess under any title in the future, that Banking, through its agents and legal representatives or through a person designated by that company and delegated for those effects, should exercise voting rights pertaining to MAISA and its Controlling Stockholders in their capacity as stockholders in Corpbanca. Five. Likewise, the Parties wish to regulate their rights with respect to their capacities as stockholders of Corpbanca, under the terms and conditions indicated below. SECOND: STOCKHOLDERS’ AGREEMENT. The Parties, in their capacities as current or future stockholders in Corpbanca, and in view of the aforementioned background, herein and hereby agree to enter into the following stockholders’ agreement (hereinafter “the Stockholders’ Agreement” or “the Agreement”) to regulate the exercise of their political rights as Corpbanca stockholders, as well as the assignability of MAISA’s stock, and the voluntary imposition to which the stockholders agree regarding transfers of all or part of the stock which they own in Corpbanca, all pursuant to the following provisions. The stock that MAISA currently holds in Corpbanca, as well any stock that MAISA or the Controlling Stockholders may in the future acquire, directly

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or indirectly through any company related to them, currently existing or which might exist in the future, are included under this Agreement, and they shall be bound by the stipulations of the present Agreement. THIRD: LIFE OF THE AGREEMENT. The present Agreement takes effect from the date of this instrument and it shall be in effect: (i) while Corpbanca remains a joint-stock banking company; (ii) until any of the Parties ceases to be a Corpbanca stockholder; (iii) until the Parties nullify this Agreement in whole or in part. FOURTH: SALE OF THE STOCK. Four.one. If MAISA wishes to sell all or part of its Corpbanca stock, it shall necessarily do so in a transaction on any of the stock exchanges in the country, in an auction session, which shall comply with all registration formalities and public reporting required by the Securities Exchange Act, instructions from the Superintendency of Securities and Insurance and the self-regulation rules which the respective securities exchanges have imposed. Four.two. For the foregoing, [MAISA] undertakes to notify Banking of the date of said auction, at least thirty days in advance from the day on which it will definitely take place. The foregoing, without prejudice to its obligation to report the sale to the public. This notification shall be made by certified letter sent by a notary public and received by Banking’s authorized agent. Four.three. If MAISA should wish to undertake the transfer outside the market, it must have written authorization from Banking, in which case the preferential option rights and other provisions of this Agreement

NOTARY PUBLIC OFFICE

[signature]

MUSALEM

[2 stamps:]	JOSE MUSALEM SAFFIE E. NOTARY PUBLIC 48TH NOTARY PUBLIC OFFICE OF SANTIAGO [initials]

shall be born ipso jure. FIFTH. PREFERENTIAL RIGHT OF ACQUISITION. Five.one. Taking into consideration the benefits which the present instrument implies for MAISA, especially those contained in the seventh clause, below, the Parties agree that, if the off-market stock sale is authorized and if MAISA wishes to sell all or part of its stock in Corpbanca under that method, it shall subject itself to the following procedure. Five.two. It shall notify Banking in writing: (i) of its desire to transfer all or part of its Corpbanca stock to a third party, attaching the offer and payment conditions that it received from the third party, and/or (ii) of its intent to sell all or part of such capital interest in the local or international market. Five.three. Banking shall have a period of forty-five consecutive days to state its intention to exercise its preferential right to acquire the stock, at the same price and under the same conditions offered by the third party. Five.four. In its response, which shall be documented in writing, Banking shall indicate its acceptance or rejection of the offer to acquire all of the stock covered by it. Five.five. In case of acceptance of the offer, the acquisition may be undertaken by [Banking] or through such person it appoints for that purpose, and the transfer of the stock to Banking or to such person designated for that purpose shall take place within a thirty-day period from the date the offer is accepted. Five.six. If the Selling Stockholder did not receive any response within the aforementioned forty-five day period, or if it received a response but

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the offer to acquire all the stock offered was not accepted, the Selling Stockholder may transfer to the offering third party all the stock to which it offered the preferential right of acquisition to Banking, at the price and under the conditions offered by the third party with Banking’s preferential right. The sale of the stock shall be made within a period of thirty consecutive days calculated from the refusal to purchase on the part of the other stockholder is notified, or once the forty-five day period indicated in Five.three has elapsed, without obtaining any response. Such sale to a third party may not be made under terms more favorable to the third party or for the Selling Stockholder, including terms, price, adjustability, interest and other conditions than those offered to Banking pursuant to the provisions of Five.two of this clause. A condition of the transfer shall be that the third party acquiring the stock expressly accept and adhere to the terms and conditions of this Stockholders’ Agreement. Five.seven. If, within the period established in Five.five, above, the stock has not been transferred to the third party, the entire preceding offer process shall be renewed, including the authorization to sell the stock outside the market from Banking. Five.eight. An essential condition of the transfer of the stock to a third party shall be that such third party be a natural person or that the natural person who indirectly controls the acquiring company maintains impeccable financial conduct, not

NOTARY PUBLIC OFFICE

[signature]

MUSALEM

[2 stamps:]	JOSE MUSALEM SAFFIE E. NOTARY PUBLIC 48TH NOTARY PUBLIC OFFICE OF SANTIAGO [initials]

having past-due loans, proceedings that warrant a penalty against him or whose bad reputation is widely known in the financial market. SIXTH: OBLIGATION OF CONTROL AND PROHIBITIONS. MAISA and its Controlling Stockholders undertake, during the life of this Agreement, to maintain control of the ownership of MAISA. In this respect, either directly or indirectly, they undertake not to sell, promise to sell, donate, agree to purchase or sale options, encumber, transfer or assign, in any manner or under any title whatsoever nor, in general, to enter into any act, contract or agreement whatsoever with respect to their direct or indirect interest in MAISA. SEVENTH: JOINT SALE. If Banking receives a direct or indirect offer to purchase fifty percent or more of its stock in Corpbanca, such third party must include MAISA and/or its Controlling Stockholders in said offer, under the same conditions including terms, price, adjustability, interest and other conditions, in order for all to be able to take advantage of the sale, in proportion to the stock they hold on the date of the offer. Thus, the offering third party shall acquire the stock of Banking, MAISA and its Controlling Stockholders. Likewise, if Banking accepts such offer, both MAISA and its Controlling Stockholders shall be obligated to participate in the sale with all their stock in Corpbanca, or the proportion that pertains to them, as the case may be. Taking into consideration that Banking has entered into, or may in the future enter into, stockholders’ agreements similar to the present instrument with other persons, the Parties agree that, in the calculation of the

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proportion that will pertain to each Party in the event of a joint sale, the proportional interests of the different Corpbanca stockholders in virtue of all the agreements they may have entered into with Banking, either before or after entering into the present Agreement, shall be taken into consideration. Thus, the offer shall be extended proportionally to Banking, MAISA and its Controlling Stockholders, as well as the other stockholders who, having entered into a stockholders’ agreement with Banking, have this right of joint sale guarantied in such agreement. Both Banking’s obligations to extend the offer to MAISA and/or its Controlling Stockholders, as well as their obligation to participate in the sale with their stock, have been essential elements for the authorization of this Agreement, without which this Agreement would not have been entered into. The joint sale rights and obligations stipulated in the present clause shall likewise be applicable if the offer to purchase Corpbanca’s stock is made through any company which directly or indirectly controls the ownership of Banking. It shall be Banking’s obligation to assure that said company receiving the offer include MAISA, in which case MAISA shall participate in the sale with all its stock in Corpbanca, or the proportion that appertains to it, as the case may be. EIGHTH. EXCEPTIONS TO THE AGREEMENT. The restrictions cited in the preceding clauses shall not prevail in the case of a transfer of all or part of the stock which any of the Parties holds in Corpbanca, to a company related to such Party. In this case, the related company which

NOTARY PUBLIC OFFICE

[signature]

MUSALEM

[2 stamps:]	JOSE MUSALEM SAFFIE E. NOTARY PUBLIC 48TH NOTARY PUBLIC OFFICE OF SANTIAGO [initials]

acquires such stock shall sign the present Agreement and adhere to its terms, immediately after the transfer of such stock is completed, which is the responsibility of the stockholder that sells its stock. For the effects of determining whether a person is related to another, the provisions of Article One Hundred of Securities Exchange Law Eighteen Thousand Forty-Five shall apply. NINTH: SPECIAL IRREVOCABLE MANDATE FOR REPRESENTATION IN THE STOCKHOLDERS’ MEETING. Taking into consideration: (i) the stated desire of MAISA and its Controlling Stockholders that Banking, by itself or through such person as it appoints, should exercise the political rights that pertain to MAISA and its Controlling Stockholders in their capacities as stockholders of Corpbanca; and (ii) the benefits granted by the present instrument to MAISA and its Controlling Stockholders; Mr. Nicolás Abumohor Touma, in behalf of MAISA, as well as each one of its Controlling Stockholders, hereinafter jointly “the Constituents,” herein appear to grant a broad and irrevocable special mandate to Corp. Group Banking S.A., already identified, in order for that company, by itself or through such person as it appoints, to represent them, with all the rights that pertain to them, in each one of the different Meetings of Stockholders of Corpbanca, either Regular or Special, for all the stock they have registered in the Stockholders Registry up to five days before the date of the aforementioned Meeting of Stockholders. Ms. Maritza Saieh Bendeck, in behalf of Corp. Group Banking S.A., states that she accepts the mandate

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granted, precisely based on the irrevocable nature of the elements indicated below as essential elements for the authorization of the present Agreement. The Constituents hereby authorize Banking, during the duration of the present Agreement, to assign, temporarily or permanently, the rights that pertain to them in its capacity as mandatory. The Constituents confirm the irrevocable nature of the present mandate, while they retain the capacity as stockholders in Corpbanca and, moreover, they expressly subject themselves to the penalties established in the present Agreement, in the eleventh clause, below, in case of any unilateral revocation of the present irrevocable mandate. The parties give this clause an essential nature, without which the Present Agreement would not have been entered into. TENTH: INCREASE IN CORPBANCA’S CAPITAL. With respect to all future capital increases which the respective meeting of stockholders of Corpbanca approve in the future, MAISA and its Controlling Stockholders hereby undertake that if they do not intend to subscribe to the stock that pertains to them in the aforementioned capital increase within the preferential option period, they shall assign, within the preferential option period, at market value, the preferential options to subscribe to such stock issued in exchange for valuable consideration, to Corp. Group Banking S.A., in order for it, if it so desires, by itself or through such person as it appoints, to subscribe to the stock whose preferential subscription has been assigned by MAISA or its Controlling Stockholders. The Parties give this clause an essential nature, without

NOTARY PUBLIC OFFICE

[signature]

MUSALEM

[2 stamps:]	JOSE MUSALEM SAFFIE E. NOTARY PUBLIC 48TH NOTARY PUBLIC OFFICE OF SANTIAGO [initials]

which the Present Agreement would not have been entered into. ELEVENTH: PENALTIES. To ensure performance of the diverse obligations that the Parties and their Controlling Stockholders assume in the present Agreement, the Parties subject themselves to payment of cash penalties any time they breach any obligation. The arbiter who shall hear the matter is expressly authorized to apply penalties, which may vary from a minimum equivalent to fifty thousand unidades de fomento to a maximum of one hundred thousand unidades de fomento for each violation. Penalties shall be ordered in favor of the Party or Parties that have complied or who are current in performance and against the Party in default. For the collection and payment of the penalties stipulated herein, it shall not be necessary to prove damages or the amount thereof; they shall accrue by mere breach, but if any Party proves damages greater than the penalty applied to the violator, it shall have a right to collect the difference. Collection and payment of penalties shall be compatible with forced compliance of the breached obligation or with the termination of the Agreement by breach of any of the Parties, as ordered by the party current in performance of its obligations. Messrs. Nicolás Abumohor Touma, Roberto Abumohor Salman and Ricardo Abumohor Salman, who in their capacities as Controlling Stockholders establish themselves as joint and several co-debtors, pursuant to Articles One Thousand Five Hundred Eleven and subsequent of the Civil Code, of any penalties which, in virtue of that agreed in this Agreement, are applied against MAISA or any of the persons who form part of its Controlling Stockholders. TWELFTH. LEGAL SUCCESSOR OF MAISA. MAISA and its

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Controlling Stockholders state the enforceability of this Agreement with respect to all persons who legally succeed MAISA, and they hereby extend each and every one of the obligations contained in the Present Agreement to all natural or legal persons who have the capacity as legal successor to MAISA as a result of dissolution, merger or legal division subsequent to the formalization of this Agreement. If the companies resulting from a division of MAISA possess stock in Corpbanca among their assets, the present Agreement shall be wholly applicable to each of them, and each company resulting from the division, as well as those legal successors, must sign the present Agreement. THIRTEENTH: It is expressly recorded that the limitations established in the present Stockholders’ Agreement do not limit, in any manner whatsoever, the authority of MAISA to establish liens on the Corpbanca stock it owns. FOURTEENTH: ARBITRATION. Any of the Parties who deems that the other Party has not complied with the present Agreement, shall notify the other Party of such alleged breach (a “Notification of Dispute”) and the Parties shall attempt to resolve said dispute amicably. If the Parties do not resolve this dispute within thirty consecutive days calculated from the date on which the Notification of Dispute was delivered, the Party that sent it shall notify the other if it wishes to institute an

NOTARY PUBLIC OFFICE

[signature]

MUSALEM

[2 stamps:]	JOSE MUSALEM SAFFIE E. NOTARY PUBLIC 48TH NOTARY PUBLIC OFFICE OF SANTIAGO [initials]

arbitration proceeding pursuant to the next paragraph. Any doubt, dispute or difficulty that arises between the Parties based on this Agreement and documents supplementing or amending it, whether related to the interpretation, performance, validity or termination hereof, or any other cause related to this contract, shall be resolved by an arbiter or amicable mediator, who shall act as the sole authority and without the form of a trial, against whose decisions there shall be no appeal whatsoever, wherefore the Parties expressly waive such. The arbiter is especially authorized to resolve all matters related to his competency and/or jurisdiction. For these effects, the Parties hereafter appoint Mr. Fernando Barros Tocornal as arbiter. If he cannot or does not wish to act as arbiter, he shall be succeeded by Mr. Sergio Urrejola Monckeberg. If the latter cannot or does not wish to act as arbiter, the appointment and the arbitration shall be undertaken pursuant to the Arbitration Rules of Cámara de Comercio de Santiago A.G. To that end, the Parties grant a special power of attorney to such body to appoint any of the arbiters who form part of the list of arbiters of that body’s Arbitration Center, whose regulatory provisions are contained in a certified document dated December tenth of nineteen hundred ninety-two, executed in the Notary Public Office of Santiago of Mr. Sergio Rodríguez Garcés, agreeing that the procedure shall be that contained in

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such arbitration regulation. FIFTEENTH: MISCELLANEOUS. Fifteen.one. Inconsistency: If any clause of this Agreement is inconsistent with the Bylaws, this Agreement shall prevail with respect to the inconsistency. Fifteen.two. As broadly as allowed by law, both Parties fully and irrevocably waive their right to institute actions, claims or proceedings, whether before an arbiter or an ordinary court, in any manner related to this Agreement or to part of this Agreement as non-binding or unenforceable pursuant to the clauses, because it is inconsistent or in conflict with the precepts of Corpbanca’s bylaws. Fifteen.three. Notifications: The parties indicate the following addresses as their domiciles for any notification or request which must be given or made pursuant to this Agreement: a) Corp Group Banking S.A. Attention: Mr. General Manager. Domicile: Avenida Vitacura four thousand three hundred eighty, fifteenth floor, Santiago, Chile. Telephone: three three zero-four one five zero. Fax: three three zero-four one eight eight. b) MAISA Attention: Mr. General Manager. Domicile: Las Hualtatas four thousand three hundred sixty-nine, Vitacura, Santiago, Chile. Telephone: four three one-one four one five. Fax: four three one-one four one four. All notices or requests for the purpose of this Agreement shall be in writing and considered duly given if they are delivered by hand, sent by certified

NOTARY PUBLIC OFFICE

[signature]

MUSALEM

[2 stamps:]	JOSE MUSALEM SAFFIE E. NOTARY PUBLIC 48TH NOTARY PUBLIC OFFICE OF SANTIAGO [initials]

mail, or via fax to the receiving Party at the address of the Party indicated above, or at any other address that the Party has indicated in writing to the other. Fifteen.four. Entirety of the Agreement: This Contract contains the full agreement by and between the Parties with respect to the matters it regulates. It contains the only obligations agreed by the Parties and prevails over any other agreement with respect to these same matters. Fifteen.five. Divisibility: If one or more of the provisions of this Agreement were deemed for any reason null and void, illegal or ineffective in any manner, such nullification, illegality or ineffectiveness shall not influence any other provisions of this Agreement, and this Agreement must be interpreted as if such null, illegal or ineffective provision had not been included. Fifteen.six. Amendments: This Agreement may only be amended by another contract executed by both the Parties in writing. Fifteen.seven. Assignment: The rights and obligations of each Party pursuant to this Agreement are very personal in nature. They may not be assigned, encumbered or traded in any manner; no Party shall attempt or make efforts to do so without prior written consent from the other, with the express exceptions contained in this instrument in favor of Banking in Clauses One number four, Fifth number Five.five, Ninth and Tenth, above. Fifteen.eight. Forbearance. Forbearance

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or delay in the exercise of any right, authority or recourse pursuant to this Agreement shall not be deemed a waiver of such rights, authorities or recourses. Nor shall the partial exercise, or the exercise of only a specific right, authority or recourse, preclude the full exercise of that same right, authority or recourse. Fifteen.nine. Applicable law, Domicile and Jurisdiction: This Contract is governed by the laws of the Republic of Chile. For all pertinent effects, the Parties establish their domiciles in the city and commune of Santiago, and subject themselves to the aforementioned arbitration jurisdiction. Fifteen.ten. Titles: The titles in this Agreement are included only by way of reference and for convenience and shall not be considered for such interpretation hereof. Agencies: The agency of Ms. Maritza Saieh Bendeck to represent CORP GROUP BANKING S.A. is contained in the certified document dated August third of two thousand one, executed in the notary office in Santiago of Mr. José Musalem Saffie. The agency of Mr. Nicolás Abumohor Touma to represent MANUFACTURAS INTERAMERICANA S.A., is contained in the certified document dated January thirteenth of two thousand three, executed in the Notary Office in Santiago of Mr. Patricio Zaldívar Mackenna. Such documents are not inserted inasmuch as they are known by the parties and have been seen by the authorizing Notary. The present writing has been prepared pursuant to the draft prepared by the attorney Mr. Alvaro Barriga. In witness whereof and upon reading, the persons

NOTARY PUBLIC OFFICE

[signature]

MUSALEM

[2 stamps:]	JOSE MUSALEM SAFFIE E. NOTARY PUBLIC 48TH NOTARY PUBLIC OFFICE OF SANTIAGO [initials]

appearing in the present instrument sign. A copy is given. This page corresponds to the STOCKHOLDERS’ AGREEMENT by and between CORP. GROUP [illegible] S.A. and MANFUACTURAS INTERAMERICANA S.A. ET AL. So sworn.

[stamp:]	JOSÉ MUSALEM SAFFIE E. NOTARY PUBLIC 48TH NOTARY PUBLIC OFFICE OF SANTIAGO [initials]

[signature]
REPRESENTATIVE CORP GROUP BANKING S.A.
ID No. [hw:] 6.834.023-3	[fingerprint]

[signature]
NICOLAS ABUMOHOR TOUMA, in his own behalf and in representation of MANUFACTURAS INTERAMERICANA S.A.
ID No.: [hw:] 1.216.743-1	[fingerprint]

[signature]
ROBERTO ABUMOHOR SALMAN
ID No.: [hw:] 4.817.155-9	[fingerprint]

[signature]

[illegible handwritten notation]
REGISTRY No. [hw:] 4,838	[stamp:] This is a valid copy
of its original
MAY 12, 2004
JOSÉ MUSALEM SAFFIE
NOTARY PUBLIC
[signature]

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